Exhibit 10.13
BIOTROVE, INC.
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT dated as of December 5, 2007 (the “Effective Date”) by and between BioTrove, Inc. with a mailing address at 12 Gill Street, Suite 4000, Woburn MA 01801-1728 (the “Company”) and Robert Ellis with a mailing address set forth under the Executive’s name on the signature line (the “Executive”).
RECITALS
     A. The Company is engaged in the business of researching, developing, manufacturing, commercializing, providing service and selling systems and technologies for use in the field of pharmaceutical drug discovery, biotechnology, materials discovery and molecular diagnostics (the “Business”).
     B. The Company and the Executive desire to enter into this Agreement to reflect the terms and conditions on which the Executive is employed by the Company.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Company and the Executive hereby agree as follows:
1. Term. The Company agrees to employ the Executive, and the Executive agrees to accept such employment, on the terms and conditions hereinafter as an at will employee. As an at-will employee, subject to the terms and conditions hereof, the Company may terminate the Executive’s employment at any time and for any reason or no reason. While employed by the Company, the terms and conditions of the Executive’s employment shall be governed by this Agreement. The period in which the Executive is employed shall be referred to herein as the “Term”.
2. Capacity. The Executive shall be employed as Executive Chairman of the Company. In such capacity, the Executive shall report to and be subject to the supervision of the President and CEO of the Company or his designee. The Company shall employ the Executive on a full-time basis and the Executive shall devote his full time diligent professional efforts to the performance of his duties as Executive Chairman of the Company. The Executive’s place of employment will be the head office of the Company. The Executive shall adhere to the business policies of the Company in the performance of his duties, including without limitation as set forth in the Employee Handbook and as the Company may otherwise or additionally establish.
3. Compensation and Benefits.
     (a) Base Compensation. The Company shall pay to the Executive a base salary at an annual rate of US $244,400.00 payable in 24 equal semi-monthly installments of $10,183.33 per calendar month.

     (b) Compensation Adjustment. The Executive’s annual base salary shall be reviewed annually by the Board of Directors and may be adjusted upward at the sole discretion of the Company.
     (c) Executive and Other Bonus Plans. The Executive shall be entitled to participate in any bonus plan approved by the Board of Directors in its sole discretion for Company executives in general. While there are no guarantees that there will be a bonus plan in any particular year, or that any bonus plan will be funded at any particular level, the Executive shall participate in any such plan without discrimination. If a bonus plan is approved for a particular year, the Executive shall be entitled to an annual bonus in an amount consistent with the existing plan year, with performance goals to be established by the Board of Directors in good faith upon consultation with Executive.
     (d) Benefits. The Executive shall have the benefits set forth on Exhibit A. The Executive shall be entitled to participate in any other benefits program approved by the Board of Directors for Company executives in general and/or as set forth in the Employee Handbook as adopted by the Company from time to time. The Executive’s participation in any benefit program shall be at the same level of employee/employer contribution as has been set for all participants in such plans, in accordance with applicable law.
     (e) Reimbursement of Expenses. The Company shall promptly reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in the furtherance of, and in connection with, the Business of the Company, including, without limitation, travel, board, lodging, telephone and postage, in accordance with the Company policies in effect from time to time. To obtain reimbursement, the Executive shall submit to the Company an itemized statement of such expenses together with copies of bills and receipts. Notwithstanding the foregoing, the Company may require additional documentation and/or explanations in order to reimburse the Executive.
4. Non-Competition.
     (a) Definitions. Certain capitalized terms used in this Section 4 shall have the following meanings
“Competing Organization” means any person or organization, including the Executive, engaged in, or that anticipates becoming engaged in, researching, acquiring, producing, distributing, providing investigating, developing, manufacturing, marketing, supervising, licensing or commercializing a Competing Product or Service anywhere in the world.
“Competing Product or Service” means any product, process, or service of any person or organization other than the Company or any of its subsidiaries, in existence or under development, (i) which is identical to, substantially the same as, in competition with, or an adequate substitute for any product, process, or service of the Company or any of its subsidiaries, in existence or under development, or about which the Executive acquires Confidential Information, and (ii) which is (or could reasonably be anticipated to be) marketed or distributed or is under development to be marketed or distributed, as to compete with such product, process or service of the Company or any of its subsidiaries.
     (b) Employment with a Competing Organization. Notwithstanding the provisions of this Section 4, the Company agrees to permit the Executive to accept employment with a Competing Organization, provided that the Executive’s duties with that Competing Organization during the twelve (12) month period after termination of the Executive’s employment with the Company, either directly or indirectly, do not relate to any Competing Product or Service, and provided that the Executive shall have delivered to the Company a written statement, confirmed in writing by the Executive’s prospective employer, describing the Executive’s duties and stating that all such duties will be wholly unrelated, either directly or indirectly, to any Competing Product or Service and the Executive will not be required or asked to disclose any Confidential Information of the Company in the course of the performance of his duties. The term “wholly unrelated” shall mean among other things that the Executive will not work in, consult with, cooperate with or provide information to any person, department or business segment of the Competing Organization which is researching, acquiring, producing, distributing, providing, investigating, developing, manufacturing, marketing, supervising, licensing or commercializing any Competing Product or Service.
     (c) Stipulations. As a material inducement to the Company’s willingness to employ the Executive, and in order to protect the Company’s Confidential Information and good will, the Executive agrees to the following stipulations:
(i)	During the Term and for a period of one year after termination of the Executive’s employment with the Company, the Executive will not, directly or indirectly, solicit or divert business from any of the customers or accounts of the Company.

(ii)	During the term and for a period of one year after the Executive’s termination of employment with the Company, the Executive will not render services, directly or indirectly, as an employee, consultant, director, advisor or otherwise, to any Competing Organization.

(iii)	During the Term and for a period of one year thereafter, the Executive will not solicit any of the Company’s employees or consultants to leave the employ of the Company or hire or cause to be hired any person who was during or for six months after the termination of Executive’s employment by the Company an employee or consultant of the Company.
5. Disclosure of Developments. The Executive will make full and prompt disclosure to the Company of all inventions, original works or authorship, improvements,

modifications, discoveries, creations, methods, processes and developments which are within the scope of the Company’s actual or reasonably anticipated business and which are made or conceived by the Executive alone or together with others during the term of his employment, whether or not such developments are patentable or protected as confidential information, whether or not such developments are in process or reduced to practice, whether or not such developments are made or conceived during normal working hours or on or off the premises of the Company (all of which are hereinafter collectively termed “Developments”), and whether or not such Developments are assignable to the Company under the provisions of Section 6 below.
6. Assignment of Developments.
     (a) The Executive agrees to assign and hereby assigns to the Company all title, interests and rights, including, without limitation, intellectual property rights, in and to any and all Developments, and agrees to assign to the Company any and all patents and patent applications arising from such Developments, and agrees to execute and deliver such assignments, patents and patent applications and other documents (including, without limitation, powers of attorney) as the Company may direct, and agrees to cooperate fully with the Company during the Term, to enable the Company to secure and maintain rights in said Developments in any and all countries. In the event that any of such Developments are by operation of applicable state law excluded from this assignment, the Executive agrees that the Company shall have a non-exclusive, fully paid license to use for all purposes any such Developments not assigned to the Company under this Section 6. The Executive understands and agrees that the Company shall determine, in its sole and absolute discretion, whether an application for patent, copyright, mask work registration, or for any other intellectual property right shall be filed on any Development which is assigned to the Company under this Agreement, and whether such application shall be prosecuted or abandoned prior to issuance or registration.
     (b) If the Company is unable to procure Executive’s signature, within thirty (30) days following delivery of written request therefor, on any document reasonably necessary to apply for, prosecute, obtain, or enforce any patent, copyright, trademark or other right or protection relating to any Development, whether by reason of Executive’s mental or physical incapacity, Executive’s unavailability, or any other cause whatsoever, then Executive agrees and hereby irrevocably appoints the Company and each of its duly authorized officers as the Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections, with the same force and effect as if executed and delivered by Executive.
7. Copyright. The Executive acknowledges that all works of authorship and all mask works that fall within the scope of his employment are owned by the Company and are works made for hire. Accordingly, the Executive agrees to assign and hereby assigns to the Company any and all copyrights and mask work registration rights, and all other mask work rights in all material prepared by him during the Term related to the Business.

8. Confidentiality. During the course of his employment with the Company, the Executive shall have access to, learn of, or participate in the development of the Company’s confidential information or confidential information entrusted to the Company by other persons, corporations, or firms. The Company’s confidential information includes matters not generally known outside of the Company, such as, assays, nucleic acid sequences, amino acid sequences, vectors, cells, technical data, methodologies, processes, know-how, trade secrets, experimentation, research and developments relating to existing and future products and services marketed or used by the Company (whether or not such products or services are actually realized or pursued by the Company), and also any information which gives the Company a competitive advantage including, without limitation, data relating to the general business operations of the Company (e.g., sales, costs, profits, organizations, customer lists, pricing methods, etc.). The Executive agrees to hold such information as strictly confidential and not disclose any such confidential information to any person, corporation, or firm (other than the Company). The Executive further agrees not to make use of such confidential information except on the Company’s behalf whether or not such information is produced by his own efforts. These restrictions shall apply to all such information whether written, oral, magnetic, optical or in any other form. The Executive understands and agrees that his confidentiality obligations under this Section 8 shall continue both during his employment and after termination of his employment until such confidential information becomes generally available to the public through legitimate means. It is understood and agreed that specific information which the Executive may receive, observe, perceive, create, develop, or learn while an employee of the Company shall not be deemed to be generally available to the public merely because such specific information is embraced by more general information that is generally available to the public.
9. Return of Information. Upon termination of his employment or at any time upon the request of the Company, the Executive agrees to deliver to the Company all records, lab books, drawings, notebooks, notes, reports, correspondence, documents, computer disks and tapes and other data in any and all forms (without retaining copies) which pertain to the Company’s confidential information (whether prepared by the Executive or others) or Developments, and also to return to the Company any equipment, tools, computers or other devices owned by the Company and in his possession. The Executive agrees that the above documents, data and devices are the exclusive property of the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company.
10. No Conflicts. The Executive hereby represents that he has no present obligation to assign to any former employer, or any other person, corporation or firm (other than the Company), any Developments covered by Section 6. The Executive is not subject to any agreement, restriction, right or interest in anyone limiting in any way the scope of this Agreement or his employment by the Company or in any way inconsistent herewith. The Executive will not disclose to the Company, or induce the Company to use, any confidential information of other persons, corporations, or firms including his present or former employers (if any).

11. Termination of Employment.
     (a) Change in Control. As used in Sections 11 and 12, a “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:
(i)	any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)	persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)	the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

(iv)	the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.
     (b) Notwithstanding the provisions of Section 1, the Executive’s employment hereunder shall terminate under the following circumstances:
          (i) Death or Disability. The Executive’s employment hereunder shall terminate upon his death or disability (as hereinafter defined). For purposes of this Agreement only, the Executive shall be deemed disabled if in the opinion of the Board of Directors, determined in good faith relying specifically on the opinion of a qualified regionally recognized medical doctor (to be chosen by the Board of Directors) specializing in such alleged disability, the Executive is unable to substantially perform services hereunder due to illness, injury, accident or condition of either a physical disability or mental illness for greater than one hundred eighty (180) days in the aggregate in any twelve (12) month period.
          (ii) Termination by the Company for Cause. The Company may terminate the Executive’s employment for “Cause” (as hereinafter defined) after seven (7) days’ prior written notice to the Executive setting forth in reasonable detail the nature of such cause if during such period the Executive shall not have cured the basis therefor. For the purposes hereof, “Cause” shall be determined by the Board of Directors of the Company acting in good faith and shall mean any of the following:

(A)	the conviction of the Executive by a court of competent jurisdiction of any felony involving dishonesty, breach of trust or misappropriation or the entering of a plea by the Executive of nolo contendre thereto;

(B)	the commission by the Executive of an act of fraud upon, or breaching his duty of loyalty to, the Company or any of its subsidiaries;

(C)	a conviction for willful violation of any law, rule or regulation governing the operation of the Company or any of its subsidiaries which is punishable by imprisonment for six (6) months or more;

(D)	the substantial and continuing failure or refusal of the Employee, after written notice thereof, to reasonably attempt to perform his or her job duties and responsibilities (other than failure or refusal resulting from incapacity due to physical disability or mental illness) which failure or refusal is committed in bad faith and is not in the best interest of the Company;

(E)	a breach by the Executive of Sections 4, 5, 6, 7, 8, 9 or 10 of this Agreement, which breach continues for more than seven (7) days after written notice has been given to the Executive, such notice setting forth in reasonable detail the nature of such breach; or

(F)	the deliberate and willful disregard of the written rules or policies of the Company which results in a material and substantial loss, damage or injury to the Company.
          (iii) Termination Without Cause. The Company may terminate the Executive without Cause at anytime subject to the terms and conditions hereof.
          (iv) Termination by the Executive for Good Reason. The Executive may terminate his or her employment with the Company for Good Reason within one year following the occurrence of a Change in Control. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:
(A)	a reduction in the Executive’s then-current annual base salary or bonus opportunity ; or

(B)	any failure to offer the Executive’s the same level of benefits offered to similarly situated employees; or

(C)	a significant diminution in the Executive’s duties or responsibilities; or

(D)	the relocation of the Executive’s primary business location to a location that increases the Executive’s commute by more than fifty

(50) miles compared to the commute of the Executive to the Executive’s then-current primary business location; or

(E)	the failure to pay the Executive any portion of his or her current base salary, bonus or benefits within twenty (20) days of the date such compensation is due, based upon the payment terms currently in effect; or

(F)	the failure of the Company to obtain a reasonably satisfactory agreement from any successor to assume and agree to perform this Agreement.
provided that any of the events described in clauses (A), (B), (C), (D), (E) or (F) of this Section 11(b)(iv) shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following its occurrence, unless the Executive has given the Company written notice thereof prior to such date.
12. Payments Upon Termination of Employment.
     (a) Payments Upon Termination by the Company for Cause; Termination due to Death or Disability of the Executive or Resignation of the Executive for any reason. If at any time during the Term, the Company shall terminate the Executive for cause, if the Executive dies or suffers a disability during the Term or if the Executive resigns for any reason, the Executive shall be entitled to receive from the Company only such portion of the base salary (determined in accordance with Section 3(a)) as is accrued and unpaid through the date of such termination. The Executive will immediately forfeit all then unvested options and unvested restricted stock.
     (b) Payments Upon Termination Without Cause or for Good Reason. If at any time during the Term the employment of the Executive is terminated without Cause by the Company or the Executive terminates the Executive’s Employment for Good Reason, then in such case, subject to the Executive signing the Company’s standard Termination and Release Agreement within 30 days of the date of termination:
(i)	The Company shall continue to pay to the Executive, or to his personal representative(s) (in case of his death), the Executive’s base salary in effect just prior to the date of such termination for a period equal to twelve (12) months after the date of termination (the “Severance Period”) payable in installments as and when such salary would normally have been paid as provided in Section 3(a). If the Executive is Employed (as defined below) with another company as of the end of the first six (6) months Severance Period, the Company shall no longer be obligated to pay to the Executive the Executive’s severance payments for the remainder of the Severance Period. In all cases, severance payments hereunder shall continue only so long as the Executive continues to comply with and not breach the terms of this Agreement and the Termination and Release Agreement and in the event of such noncompliance or breach, all severance payments shall immediately be terminated. For the purposes hereof, “Employed” includes employment as an employee or engagement as a consultant, where such engagement is contracted for at least 35 hours per week for at least three (3) months guaranteed, or the equivalent thereof.

(ii)	The Company shall maintain in effect during the Severance Period, at its sole expense, all group insurance (including life, health, accident and disability insurance) and, to the extent permitted by applicable law, all other employee benefit plans, programs or arrangements in which the Executive was participating at any time during the six (6) month period preceding such termination provided that this obligation shall terminate as of the date when then the Company is no longer required to make severance payments under Section 12(b)(i). During the Severance Period if the Company is unable to maintain the health insurance plan in which the Executive was participating or provide the Executive coverage under the health insurance plan because the Executive is ineligible for coverage under the terms thereof, the Executive shall be eligible to receive continued group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (COBRA), with the cost of the regular premium for such benefits shared in the same relative proportion by the Executive and the Company as in effect on the Date of Termination. In all cases, provision of benefits hereunder shall continue only so long as the Executive continues to comply with and not breach the terms of this Agreement and the Termination and Release Agreement and in the event of such noncompliance or breach, all benefits (except as required by law) shall immediately be terminated.

(iii)	All non-vested stock options or restricted stock in the Company held by the Executive or in a trust established by the Executive for the benefit of his spouse, children or heirs will continue to vest according to its applicable schedule during the Severance Period but only so long as the Executive continues to comply with and not breach the terms of this Agreement and the Termination and Release Agreement and in the event of such noncompliance or breach, all then unvested stock options and restricted stock shall be immediately terminated; provided however that notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a termination of the Executive without Cause within one year following a Change of Control of the Company or a Termination by the Executive for Good Reason, all non-vested stock options or restricted stock in the Company held by the Executive or in a trust established by the Executive for the benefit of his spouse, children or heirs shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such termination. It is understood that such continued vesting may disqualify the shares options from being treated as incentive stock options.

(iv)	The Company shall pay to the Executive on the Termination Date accrued but unused personal time off (PTO) in accordance with the provisions of the Company’s PTO policy then in effect.
     In the event that the Executive’s participation in any of the foregoing plans, programs or arrangements contemplated by Clause (ii) of Section 12(b) is barred by law or otherwise, or in the event that any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced during such period, the Company shall provide the Executive with benefits substantially similar to those to which the Executive was entitled immediately prior to the date of his termination of employment, to the extent and for the periods specified in this Clause (ii) of Section 12(b).
     Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Executive’s Date of Termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 4(d).
     (c) Additional Limitation. In the event that any payment or benefit received or to be received by Executive in connection with the termination of Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company or such person) (collectively “Parachute Payments”) would not be deductible (in whole or part) as a result of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), by the Company, an affiliate or other person making such payment or providing such benefit, the Company shall use its commercially reasonable efforts to obtain the requisite shareholder approval necessary to avoid the application of Section 280G of the Code. If after utilizing such efforts the Company is unable to obtain such approval, at Executive’s election (a) the Parachute Payments shall be reduced until no portion of the Parachute Payments is not deductible, or (b) Executive shall pay the excise tax payable pursuant to Section 4999 of the Code with respect to the excess Parachute Payment (as defined in Section 280G(b) of the Code).

13. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage paid, to the Executive at the last address the Executive has filed in writing with the Company, or, in the case of the Company, to the attention of its President. All such communications shall be deemed given upon receipt. Any party may by notice in writing to the other parties change the address to which notices to it or him are to be addressed hereunder.
14. Miscellaneous.
     (a) Indemnification. During the period of his employment hereunder, the Company agrees to indemnify the Executive in his capacity as an officer and Director of the Company and, to the extent applicable, each subsidiary of the Company, all to the maximum extent permitted under Section 145 of the Delaware General Corporation Law.
     (b) Entire Agreement. This Agreement constitutes the entire Agreement between the parties and may not be changed except by a writing duly executed and delivered by the parties hereto.
     (c) Survival. Except as otherwise provided in this Agreement, the obligations of the Company and the Executive contained in Sections 4, 5, 6, 7, 8, 9, 10 and 14(a) shall survive the termination of this Agreement.
     (d) Governing Law. This Agreement is governed by and shall be construed in accordance with the internal laws of the Commonwealth of Massachusetts. The parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
     (e) Enforcement. In view of the substantial harm that will result from the breach by the Executive of any of the covenants contained in Sections 4, 5, 6, 7, 8 and 9, the parties agree that such covenants shall be enforced to the fullest extent permitted by law. Accordingly, if, in any judicial proceeding, a court shall determine that such covenants are unenforceable because they cover too extensive a geographic area or survive for too long a period of time, or for any other reason, then the parties intend that such covenants shall be deemed to cover such maximum geographic area and maximum period of time and shall otherwise be deemed to be limited in such manner as will permit enforceability by such court. If any term or provision of this Agreement or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application to other persons and circumstances shall not be affected thereby and each term and provision hereof shall be enforced to the fullest extent permitted by law.

     (f) Remedies. Executive agrees that his breach of any of the provisions of Sections 4, 5, 6, 7, 8 and 9 above will cause irreparable damage to the Company and that the recovery by the Company of money damages will not alone constitute an adequate remedy for such breach. Accordingly, the Executive agrees that such provisions may be specifically enforced against it or him, in addition to any other rights or remedies available to the Company on account of any such breach, and the Executive hereby waives the defense in any equitable proceeding that there is an adequate remedy at law for any such breach and agrees that injunctive or other equitable relief will not constitute any hardship upon the Executive.
     (g) Successors. This Agreement shall be binding upon the respective successors, assigns and heirs of the parties hereto.
     (h) Legal Fees. The Company shall reimburse the Executive all reasonable and documented legal fees, costs and expenses incurred by the Executive in contesting or disputing any breach of this Agreement by the Company or in seeking to obtain or enforce any right or benefit provided by this Agreement up to but not exceeding $100,000; provided, however, that the Company shall have no such obligation to reimburse the Executive for such legal fees, costs and expenses unless the final resolution of such matter is determined by a court of competent jurisdiction to be in the Executive’s favor.
     (i) Effect on Other Plans. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance benefits under any Company severance pay plan. In the event that the Executive is party to an employment agreement with the Company providing for change in control payments or benefits, the Executive must elect to receive either the benefits payable under such other agreement or the benefits payable under this Agreement, but not both. The Executive shall make such an election in the event of a Change in Control.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed document on the date first above written.

BIOTROVE, INC.

By: Name:	/s/ Albert A. Luderer Albert A. Luderer, Ph.D.
Title:	President and CEO

/s/ Robert Ellis

Robert Ellis
Address:	212 Miramontes Ave.
Half Moon Bay, CA 94019

Exhibit A
     1. Personal Time Off. The Executive shall be entitled to four weeks personal time off (PTO) in each calendar year during the term of the Agreement. Unused PTO can accrue up to, but not exceed, the limits provided for in the Company’s PTO policy. The Executive shall also be entitled to all paid holidays recognized by the Company.
     2. Insurance and Other Benefit Plans. The Executive shall be entitled to participate in the Company’s medical, dental, short term and long term disability, life and accidental death and dismemberment, and other similar insurance plans as they may exist and be generally available to the Company’s employees from time to time in accordance with the terms of such plans.

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